Exhibit 23.2

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S–3 and related Prospectus of Nanophase Technologies Corporation for the registration of 1,370,000 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2001, with respect to the financial statements and schedule of Nanophase Technologies Corporation as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 included in its Annual Report on Form 10–K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Chicago, Illinois June 10, 2002	/s/ Ernst & Young LLP Ernst & Young LLP